Exhibit 99.1

Heron Therapeutics Announces Appointment of Thomas Cusack to Board of Directors

CARY, N.C., Oct. 29, 2025 (GLOBE NEWSWIRE) -- Heron Therapeutics, Inc. (Nasdaq: HRTX) (“Heron” or the Company”), a commercial-stage biotechnology company, today announced the appointment of Thomas Cusack to its Board of Directors. Mr. Cusack has extensive experience in matters related to corporate finance, investment management, and corporate governance. Mr. Cusack was appointed to the Board pursuant to the Cooperation Agreement entered into between the Company and Rubric Capital Management LP, dated as of August 8, 2025.

Mr. Cusack was appointed as a director of Heron as of October 27, 2025. Mr. Cusack has more than 20 years of experience in investment management and corporate finance. Most recently, from 2011 to 2025, he served as a Managing Director of Starboard Value LP, a New York-based investment fund with approximately $9 billion in assets under management known for its active approach to investing in public companies. In this capacity, Mr. Cusack played a central role in evaluating investment opportunities, developing new operating strategies, and working closely with boards and management teams to improve performance and corporate governance. Prior to his tenure at Starboard Value, from 2006 to 2011, he was an investment banker at Barclays Capital and Lehman Brothers focusing on Mergers & Acquisitions within the Technology, Media, & Telecom sectors. Mr. Cusack holds a B.S. in Finance & Accounting from the Leonard N. Stern School of Business at New York University.

“We are excited to welcome Tom to Heron’s Board of Directors,” said Craig Collard, Chief Executive Officer of Heron. “We look forward to working in partnership with Tom, and I am confident that he will be an important asset to the Board as we drive continued growth of our existing portfolio of proprietary products focused on improving the lives of patients.”

About Heron Therapeutics, Inc.

Heron Therapeutics, Inc. is a commercial-stage biotechnology company focused on improving the lives of patients by developing and commercializing therapeutic innovations that improve medical care. Our advanced science, patented technologies, and innovative approach to drug discovery and development have allowed us to create and commercialize a portfolio of products that aim to advance the standard-of-care for acute care and oncology patients. For more information, visit www.herontx.com.

Forward-looking Statements

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Heron cautions readers that forward-looking statements are based on management’s expectations and assumptions as of the date of this news release and are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, but are not limited to, risks and uncertainties identified in the Company’s filings with the Securities and Exchange Commission. Forward-looking statements reflect our analysis only on their stated date, and Heron takes no obligation to update or revise these statements except as may be required by law.

Investor Relations and Media Contact:

Ira Duarte
Executive Vice President, Chief Financial Officer
Heron Therapeutics, Inc.
iduarte@herontx.com
858-251-4400